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                                                                     Exhibit 8.1

                       [Mayer, Brown & Platt Letterhead]
                               February 3, 1999

ProLogis Trust
14100 East 35th Place
Aurora, Colorado  80011


     Re: Material Federal income tax consequences of the Merger of Meridian Industrial Trust with and into ProLogis Trust

Ladies and Gentlemen:

     In connection with the merger (the "Merger") of Meridian Industrial Trust, Inc., a Maryland corporation ("Meridian"), with and into ProLogis Trust, a Maryland real estate investment trust ("ProLogis"), pursuant to the Agreement and Plan of Merger dated as of November 16, 1998 by and between ProLogis and Meridian (the "Merger Agreement"), you have requested our opinion that the summaries of Federal income tax consequences set forth in the joint proxy statement and prospectus (the "Proxy Statement and Prospectus") included as part of the registration statement on Form S-4 under the heading "The Merger-- Material federal income tax consequences--Tax treatment of Meridian and ProLogis" are accurate in all material respects as to matters of law and legal conclusions.

     Pursuant to the Merger, (i) each share of common stock, $.001 par value per share, of Meridian ("Meridian Common Stock") shall be converted into the right to receive (A) 1.10 common shares of beneficial interest, $.01 par value per share, of ProLogis ("ProLogis Common Stock") and the corresponding number of preferred share purchase rights, and (B) the Cash Consideration, as defined in the Merger Agreement, and (ii) each share of Series D Cumulative Redeemable Preferred Stock, $.001 par value per share, of Meridian ("Meridian Preferred Stock") shall be converted into the right to receive one Series E Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of ProLogis ("ProLogis Preferred Stock").

     In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the Articles Supplementary of ProLogis Preferred Stock; (iii) the description of the transaction as set forth in the Proxy Statement and Prospectus included as part of the Registration

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ProLogis Trust
February 3, 1999
Page 2

Statement and the exhibits thereto, (iv) the representations provided by Meridian concerning certain facts underlying and relating to the Merger and its qualification as a "real estate investment trust," (v) the representations provided by ProLogis concerning certain facts underlying and relating to the Merger and its qualification as a "real estate investment trust," and (vi) the tax opinion of Vinson & Elkins L.L.P. dated the date hereof regarding the status of Meridian as a "real estate investment trust."

     Based upon and subject to the foregoing, it is our opinion that the summaries of Federal income tax consequences set forth in the Proxy Statement and Prospectus under the heading "The Merger--Material federal income tax consequences--Tax treatment of Meridian and ProLogis" are accurate in all material respects as to matters of law and legal conclusions. In addition, based upon and subject to the foregoing, we confirm our specific opinions in the Proxy Statement and Prospectus under the caption "The Merger-Material federal income tax consequences."

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "The Merger--Material federal income tax consequences" in the Proxy Statement and Prospectus.

                                    Sincerely,



                                    Mayer, Brown & Platt